                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G

                               (AMENDMENT NO. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                      FLYCAST COMMUNICATIONS CORPORATION**
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    344067103
                                -----------------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** Flycast Communications Corporation merged with CMGI, Inc. effective as of ______________ , 2000.

CUSIP No. 344067103                   13G                           Page 2 of 18

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Deer IV & Co. LLC ("Deer IV")*
        11-3298116
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]

                                                                      (b) [ ]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0- shs.
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0- shs.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0- shs.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.**

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
________________________________________________________________________________

*The shares reported on this page are the total of those reported on pages 3-6, because Deer IV is the general Partner of BVP, IV, Bessec IV, BVP IV SS and BVI LP.

CUSIP No. 344067103                   13G                           Page 3 of 18

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bessemer Venture Partners IV L.P. ("BVP IV")*
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]

                                                                      (b) [ ]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0- shs.
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0- shs.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0- shs.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.*

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        PN
________________________________________________________________________________

* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.

CUSIP No. 344067103                   13G                           Page 4 of 18

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bessec Ventures IV L.P. ("Bessec IV")*
        11-3408591
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]

                                                                      (b) [ ]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0- shs.
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0- shs.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0- shs.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.*

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        PN
________________________________________________________________________________

* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.

CUSIP No. 344067103                   13G                           Page 5 of 16

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        BVP IV Special Situations L.P. ("BVP IV SS")
        11-3298113
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]

                                                                      (b) [ ]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
  Number of    5    SOLE VOTING POWER

   Shares           -0- shs.
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER

  Owned By          -0- shs.
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER

  Reporting         -0- shs.
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER

    With            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.*

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        PN
________________________________________________________________________________

* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV SS.

CUSIP No. 344067103                   13G                           Page 6 of 16

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bessemer Venture Investors L.P. ("BVI LP")
        11-3352639
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]

                                                                      (b) [ ]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
  Number of    5    SOLE VOTING POWER

   Shares           -0- shs.
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER

  Owned By          -0- shs.
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER

  Reporting         -0- shs.
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER

    With            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.*

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        PN
________________________________________________________________________________

* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVI LP.

CUSIP No. 344067103                   13G                           Page 7 of 16

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert H. Buescher
        ###-##-####
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
________________________________________________________________________________
  Number of    5    SOLE VOTING POWER

   Shares           -0- shs.
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER

  Owned By          -0- shs.
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER

  Reporting         -0- shs.
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER

    With            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________

CUSIP No. 344067103                   13G                           Page 8 of 16

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        William T. Burgin
        ###-##-####
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
________________________________________________________________________________
  Number of    5    SOLE VOTING POWER

   Shares           -0- shs.
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER

  Owned By          -0- shs.
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER

  Reporting         -0- shs.
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER

    With            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________

CUSIP No. 344067103                   13G                           Page 9 of 16

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        G. Felda Hardymon
        ###-##-####
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
________________________________________________________________________________
  Number of    5    SOLE VOTING POWER

   Shares           -0- shs.
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER

  Owned By          -0- shs.
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER

  Reporting         -0- shs.
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER

    With            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________

CUSIP No. 344067103                   13G                          Page 10 of 16

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher F.O. Gabrieli
        ###-##-####
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
________________________________________________________________________________
  Number of    5    SOLE VOTING POWER

   Shares           -0- shs.
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER

  Owned By          -0- shs.
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER

  Reporting         -0- shs.
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER

    With            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________

CUSIP No. 344067103                   13G                          Page 11 of 16

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        David J. Cowan
        ###-##-####
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
________________________________________________________________________________
  Number of    5    SOLE VOTING POWER

   Shares           -0- shs.
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER

  Owned By          -0- shs.
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER

  Reporting         -0- shs.
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER

    With            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________

CUSIP No. 344067103                   13G                          Page 12 of 16

________________________________________________________________________________
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robi L. Soni
        ###-##-####
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]

                                                                      (b) [X]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
________________________________________________________________________________
  Number of    5    SOLE VOTING POWER

   Shares           -0- shs.
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER

  Owned By          -0- shs.
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER

  Reporting         -0- shs.
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER

    With            -0- shs.
________________________________________________________________________________
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0- shs.

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________

CUSIP No. 344067103                   13G                          Page 13 of 16


ITEM 1.

         (a)      Name of Issuer:

                           Flycast Communications Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                           181 Fremont Street
                           Suite 120
                           San Francisco, California 94105

ITEM 2.

         (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:

                  This statement is filed by Bessemer Venture Partners IV L.P. ("Bessemer"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV, L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, BVP IV Special Situations L.P. ("BVP IV SS"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, and Bessemer Venture Investors L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. The principal business of each of BVP IV, Bessec IV, BVP IV SS, and BVI LP is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan, and Robi
L. Soni, who are all United States citizens, and by Messrs. Buescher, Burgin, Hardymon, Gabrieli, Cowan and Soni. Deer IV & Co. LLC is the General Partner of BVP IV, Bessec IV, BVP IV SS and BVI LP and has its principal office at the same address as BVP IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV and Bessec IV and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA, 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Cowan's principal address is the Menlo Park address. Mr. Buescher's principal business address is the Westbury address. The other managers' principal business address is the Wellesley Hills address.

         (d)      Title of Class of Securities:

                           Common Stock

         (e)      CUSIP Number:

                           344067103

CUSIP No. 344067103                   13G                          Page 14 of 16


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.


ITEM 4.  OWNERSHIP.

         Items 5 through 9 of Pages 2 through 12 of this Statement incorporated herein by reference.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See the answer to Item 2(a), (b) and (c).


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. 344067103                   13G                          Page 15 of 16


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                        February 14, 2001
                                        ________________________________________
                                        Date


                                        BESSEMER VENTURE PARTNERS IV L.P.

                                        By: Deer IV & Co. LLC, General Partners

                                        By: /s/ Robert H. Buescher
                                           ------------------------------------
                                            Robert H. Buescher, Manager


                                        BESSEC VENTURES IV, L.P.

                                        By: Deer IV & Co. LLC, General Partner

                                        By: /s/ Robert H. Buescher
                                           ------------------------------------
                                            Robert H. Buescher, Manager


                                        BVP IV SPECIAL SITUATIONS, L.P.


                                        By: DEER IV & Co. LLC, General Partner

                                        By: /s/ Robert H. Buescher
                                            -----------------------------------
                                            Robert H. Buescher, Manager


                                        BESSEMER VENTURE INVESTORS, L.P.


                                        By: DEER IV & Co, LLC, General Partner

                                        By: /s/ Robert H. Buescher
                                           ------------------------------------
                                            Robert H. Buescher, Manager

CUSIP No. 344067103                   13G                          Page 16 of 16


                                        DEER IV & Co. LLC


                                        By: /s/ Robert H. Buescher
                                            ------------------------------------
                                            Robert H. Buescher, Manager


                                        WILLIAM T. BURGIN


                                        By:      *
                                            ------------------------------------
                                            Robert H. Buescher, Attorney-in-Fact


                                        G. FELDA HARDYMON


                                        By:      *
                                            ------------------------------------
                                            Robert H. Buescher, Attorney-in-Fact


                                        CHRISTOPHER F. O. GABRIELI


                                        By:      *
                                            ------------------------------------
                                            Robert H. Buescher, Attorney-in-Fact


                                        DAVID J.  COWAN


                                        By:     *
                                            ------------------------------------
                                            Robert H. Buescher, Attorney-in-Fact

                                        ROBI L. SONI


                                        By:      *
                                            ------------------------------------
                                            Robert H. Buescher, Attorney-in-Fact



                                        /s/ Robert H. Buescher
                                        ----------------------------------------
                                        Robert H. Buescher for himself and as
                                        Attorney-in-Fact for the above parties
                                        having an asterisk (*) above their
                                        signature line.